Exhibit 99.1

Delta Apparel Reports 70% Operating Profit Expansion in its Fourth Quarter Fiscal 2020

Sales Increase 8.1% with Balanced Growth Across All Business Units

Reports $0.71 Diluted Earnings per Share

GREENVILLE, S.C., November 19, 2020 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its 2020 fiscal fourth quarter ended October 3, 2020.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We ended our fiscal year with balanced growth across all of our businesses in the fourth quarter. The broad-based performance powered stellar results, including year-over-year sales growth of 8% and a 70% improvement in operating profit. Our exceptional fourth quarter performance resulted from strong execution at the operating level with a very quick ramp up in our manufacturing operations, demonstrating the resiliency and strength of our vertically-integrated supply chain model. Despite the numerous challenges we faced earlier in the year with the COVID-19 pandemic, I am extremely proud of what we accomplished.”

Mr. Humphreys continued, “While uncertainty remains around the pandemic and general economy, Delta Apparel has a proven track record of successfully navigating uncharted territory.  As we enter our new fiscal year we are well positioned to capitalize on numerous market demand opportunities across our businesses. We remain confident that our diversified sales channels and uniquely-positioned business model place us on a strong path for continued profitable growth. I want to thank our teams for their unwavering support, hard work and dedication throughout this past year and as we continue executing on our growth strategies for the coming year.”

For the fourth quarter ended October 3, 2020:

●

Net sales were $116.7 million, up 8.1% from $108.0 million in the prior year fourth quarter. Net sales in the Delta Group and Salt Life Group segments increased 7.6% and 12.5%, respectively, over the prior year period.  Direct-to-consumer sales increased over 60% from the prior year quarter, with growth on its branded ecommerce sites up 40%.

●

Gross profit was $24.9 million, an increase of 8.9% compared to $22.9 million in the prior year fourth quarter. Gross margin improved 20 basis points to 21.4%, driven by favorable product mix, lower raw material costs, and manufacturing efficiencies and process improvements within the Delta Group segment.

●

Selling, general and administrative ("SG&A") expenses decreased $1.2 million or approximately 6.5%, compared to the prior year fourth quarter, from cost controls across the Company and integration efficiencies achieved within the Delta Group segment. This resulted in SG&A expenses as a percentage of sales improving 230 basis points to 14.8%, compared to 17.1% in the prior year fourth quarter.

●

Operating income for the quarter was $8.3 million compared to $4.8 million in the prior year fourth quarter. The 70% improvement was primarily driven by income expansion of $3.4 million in the Delta Group segment year-over-year.

●	Net income for the quarter was $5.0 million, or $0.71 per diluted share, compared to $3.5 million, or $0.50 per diluted share, in the prior year period.

Total inventory at fiscal 2020 year-end declined approximately 19% to $145.5 million compared with $179.1 million a year ago primarily driven by stronger than anticipated sales in the back half of the year following government-mandated closures that impacted manufacturing during the June quarter.  Delta Apparel resumed manufacturing operations at the end of June, and successfully ramped up production levels quickly, reducing its start-up costs to only about $0.2 million, down from its original expectations of up to $3 million during the fourth fiscal quarter.

Total net debt, including capital lease financing, decreased $12.3 million to $122.2 million as of October 3, 2020, resulting in cash on hand and availability under the Company’s U.S. revolving credit facility totaling $47.1 million at September 2020 year-end, a $20 million improvement in liquidity from a year ago.  Cash provided by operating activities in fiscal year 2020 was $31.8 million compared to $9.4 million for fiscal year 2019.  Capital expenditures during fiscal years 2020 and 2019 were $13.6 million and $16.2 million, respectively.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 866-248-8441. If calling from outside the United States, please dial 323-289-6581. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 19, 2020. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 2202392.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go’s proprietary technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business digital platform. The Company’s products are also made available direct-to-consumer on its ecommerce sites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; significant interruptions within our manufacturing or distribution facilities or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Oct 3, 2020	Sep 28, 2019	Oct 3, 2020	Sep 28, 2019

Net Sales	$116,684	$107,957	$381,035	$431,730
Cost of Goods Sold	91,767	85,073	312,660	346,578
Gross Profit	24,917	22,884	68,375	85,152

Selling, General and Administrative Expenses	17,253	18,449	68,383	70,220
Other (Income) Loss, Net	(657)	(389)	7,067	(963)
Operating Income (Loss)	8,321	4,824	(7,075)	15,895

Interest Expense, Net	1,685	1,811	7,005	7,550

Earnings (Loss) Before Provision For (Benefit From) Income Taxes	6,636	3,013	(14,080)	8,345

Provision For (Benefit From) Income Taxes	1,624	(419)	(3,260)	477

Consolidated Net Earnings (Loss)	5,012	3,432	(10,820)	7,868

Net (Income) Loss Attributable to Non-Controlling Interest	(43)	91	243	374

Net Earnings (Loss) Attributable to Shareholders	$4,969	$3,523	$(10,577)	$8,242

Weighted Average Shares Outstanding
Basic	6,890	6,921	6,921	6,929
Diluted	7,015	7,089	6,921	7,064

Net Earnings (Loss) per Common Share
Basic	$0.72	$0.51	$(1.53)	$1.19
Diluted	$0.71	$0.50	$(1.53)	$1.17

	Oct 3, 2020	Sep 28, 2019

Current Assets
Cash	$16,458	$605
Receivables, Net	61,000	60,887
Inventories, Net	145,515	179,107
Prepaids and Other Assets	3,795	2,999
Total Current Assets	226,768	243,598

Noncurrent Assets
Property, Plant & Equipment, Net	63,950	61,404
Goodwill and Other Intangibles, Net	57,845	59,504
Deferred Income Taxes	4,052	1,514
Operating Lease Assets	54,645	-
Investment in Joint Venture	10,573	10,388
Other Noncurrent Assets	2,398	1,580
Total Noncurrent Assets	193,463	134,390

Total Assets	$420,231	$377,988

Current Liabilities
Accounts Payable and Accrued Expenses	$70,353	$73,111
Current Portion of Contingent Consideration	2,120	2,790
Current Portion of Finance Leases	6,956	6,434
Current Portion of Operating Leases	9,039	-
Current Portion of Long-Term Debt	7,559	6,540
Total Current Liabilities	96,027	88,875

Noncurrent Liabilities
Long-Term Taxes Payable	3,599	3,977
Long-Term Contingent Consideration	4,300	6,304
Long-Term Finance Leases	11,328	12,836
Long-Term Operating Leases	46,570	-
Long-Term Debt	112,782	109,296
Deferred Income Taxes	-	1,519
Other Noncurrent Liabilities	2,939	1,293
Total Noncurrent Liabilities	181,518	135,225

Common Stock	96	96
Additional Paid-In Capital	61,005	59,855
Equity Attributable to Non-Controlling Interest	(524)	(281)
Retained Earnings	126,564	136,937
Accumulated Other Comprehensive Loss	(1,322)	(969)
Treasury Stock	(43,133)	(41,750)
Total Equity	142,686	153,888

Total Liabilities and Equity	$420,231	$377,988